                                                                       EXHIBIT 5

                       [Letterhead of Stanley S. Stroup]

April 23, 1998


Board of Directors
Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota 55479-1000

Ladies and Gentlemen:

In connection with the proposed registration under the Securities Act of 1933, as amended, of 24,000,000 shares of common stock, par value of $1-2/3 per share (the "Common Stock"), of Norwest Corporation (the "Corporation"), as adjusted to reflect the two-for-one split of the Common Stock in the form of a 100% stock dividend distributed on October 10, 1997 (the "Shares"), that may be issued pursuant to the Norwest Corporation Best Practices PartnerShares Plan, as amended and restated September 23, 1997 (the "Plan"), I have examined such corporate records and other documents, including the registration statement on Form S-8 to be filed with the Securities and Exchange Commission relating to the Shares (the "Registration Statement"), and have reviewed such matters of law as I have deemed necessary for this opinion. I advise you that in my opinion:

1. The Corporation is a corporation duly organized and existing under the laws of the State of Delaware.

2. The Shares, when issued in accordance with the terms of the Plan, will be legally and validly issued and fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



/s/ Stanley S. Stroup